Exhibit 10.15
ASTERA LABS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(approved on October 24, 2025)

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Astera Labs, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Non-Employee Directors”). This Policy will be effective on and after January 1, 2026 (the “Effective Date”). In furtherance of the purpose stated above, all Non-Employee Directors shall be paid compensation for services provided to the Company as Non-Employee Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $70,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$75,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:	$30,000
Audit Committee member:	$15,000
Compensation Committee Chair:	$20,000
Compensation Committee member:	$10,000
Nominating and Corporate Governance Committee Chair:	$15,000
Nominating and Corporate Governance Committee member:	$7,500
Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Non-Employee Directors pursuant to this Policy will be approved by the Compensation Committee of the Board in accordance with the following provisions:

Initial Award: Upon his or her initial election to the Board of Directors, each Non-Employee Director will receive an initial, one-time restricted stock unit award (the “Initial Award”) with a Value (as defined below) of $365,000, which shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to provide services to the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Award applies only to Non-Employee Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Non-Employee Director, other than a director receiving an Initial Award, will receive an annual restricted stock unit award (the “Annual Award”) with a Value of $210,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director ceases to provide services to the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) either, (1) for Initial Awards, the average closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock over the calendar month period immediately preceding the month of the commencement of the director’s service with the Company, or (2) for Annual Awards, the average closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock during the calendar month period immediately preceding the month of the grant date and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Non-Employee Director shall become fully vested and nonforfeitable upon a Sale Event (as defined in the Company’s 2024 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Non-Employee Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Non-Employee Director in a calendar year for services as an Non-Employee Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee

Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the Company’s 2024 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted: February 16, 2024, as amended October 24, 2025 (effective as of January 1, 2026)